EXHIBIT 99

ValueVision Media announces 20% Revenue Growth in Fourth Quarter and Return to Profitability

Fourth Quarter EBITDA of $8MM

Internet sales grow 36%

MINNEAPOLIS, MN.—(PR NEWSWIRE)—March 14, 2006—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the fourth quarter and fiscal year ended February 4, 2006.

Fourth Quarter Performance
ValueVision’s fourth quarter revenues were a record $209.4 million for the quarter ended February 4, 2006, an increase of 20% over last year. Net income was $3.4 million compared to a net loss of ($7.3) million last year. Fourth quarter EBITDA (defined below) was $8.0 million, compared to an EBITDA loss of ($3.4) million in the same quarter last year. Revenue and EBITDA results have been restated to exclude Fanbuzz, which is now classified as a discontinued operation.

William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc., summarized, “We are pleased with the exceptional performance of our business in the fourth quarter. Our sales increased 20% and we delivered positive EBITDA of $8.0 million. These results reflect solid operating performance throughout the P&L — strong sales growth, gross margin improvement and modest operating expense increases.”

Fourth Quarter Highlights

•	Internet sales grew 36% in the fourth quarter and represented 23% of revenue.

•	Gross Margins improved by 2.2 percentage points, driven by merchandising rate improvements across Jewelry, Apparel, Cosmetics, Electronics and Home.

•	Sales per hour increased for all major product categories.

•	Our featured daily item, ‘Our Top Value’, delivered 15% of merchandise sales.

•	Net Sales per Home increased 13% over the prior year quarter.

•	Operating expenses as a percent of sales decreased to 34% from 38% in the prior year.

•	The balance sheet remains strong with over $82 million in cash & short term investments and no debt.

Overview of Fiscal Year Performance
Net sales for fiscal 2005 were $691.9 million, an increase of 11% over last year. For the year ended February 4, 2006, the Company recorded a net loss of ($16.0) million compared to a net loss of ($57.9) million last year. The net loss in the current year includes a loss of ($2.3) million related to the discontinued operations of Fanbuzz. The Company’s full year EBITDA profit was $3.3 million, compared to an EBITDA loss of ($25.4) million last year. These results are in-line with the Company’s original guidance for fiscal 2005 of double-digit sales growth and EBITDA profitability.

Outlook for 2006
“We are optimistic on the outlook for 2006,” stated Lansing. “The transformation of our business from predominantly high end jewelry to a more diversified mix of merchandise is largely complete. Our upscale products and attractive values are appealing to an ever larger and more diverse audience. And our Internet business will continue to grow as we leverage new opportunities in 2006.”

The home shopping industry continues to grow faster than traditional retail, and ValueVision expects to continue to grow faster than the rest of the home shopping industry. The Company will leverage its multi-channel business model to acquire new customers and to strengthen its relationship with existing customers through its TV network, its rapidly growing internet business and personalized direct mail promotions.

In fiscal 2006, ValueVision expects to grow sales at high single-digit to low double-digit rates. Contributing to the Company’s above-industry average growth rate are:

•	Productivity improvements in core concepts and optimization of key initiatives such as Our Top Value, Off-Air Sales and Spotlight

•	Continued growth in Internet business

•	Broad based marketing programs for customer acquisition and retention

•	The addition of approximately three million homes

Financial Guidance
For fiscal 2006, sales are projected to grow at a high single-digit to low double-digit rate. Profitability is expected to improve significantly in fiscal 2006. Excluding the impact of stock option expensing, EBITDA is expected to be in excess of $12 million. This would represent an improvement of over 250% versus last year’s results. Expensing stock options due to the implementation of FAS 123R will add approximately $2 million of non-cash expense in fiscal 2006.

Lansing concluded, “We are excited about the opportunities that lie ahead for ShopNBC. Our business is well positioned to grow sales and EBITDA in fiscal 2006”.

—
Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EST/10:00 a.m. CST on Wednesday, March 15, 2006 to discuss fourth quarter and full year results.

To participate in the conference call, please dial 1-800-369-3360 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 48 hours after the conference call. To access the replay, please dial 1-866-393-0870.

You also may participate via live audio stream by logging on to https://e-meetings.mci.com.
To access the audio stream, please use conference number 7161704 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

EBITDA Defined
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells its products directly to consumers through television, the Internet, and direct mail. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com .

Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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VALUEVISION MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	February, 4	January 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,143	$62,640
Short-term investments	39,207	37,941
Accounts receivable, net	87,478	79,405
Inventories	67,844	54,903
Prepaid expenses and other	8,357	5,635

Total current assets	246,029	240,524
Property and equipment, net	46,958	52,725
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	15,461	18,687
Cable distribution and marketing agreement, net	2,654	3,550
Other intangible assets, net	-	68
Other assets	4,094	2,799

	$347,139	$350,296

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,597	$48,012
Accrued liabilities	40,223	41,062

Total current liabilities	100,820	89,074
Long-term capital lease obligations	130	1,380
Series A Redeemable Convertible Preferred Stock, $.01 par value, 5,339,500 shares authorized;
5,339,500 shares issued and outstanding	43,318	43,030
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 37,643,676 and
37,043,912 shares issued and outstanding	376	370
Warrants to purchase 6,380,583 and 7,630,583 shares of common stock	34,029	46,683
Additional paid-in capital	278,266	264,005
Deferred compensation	(154)	(353)
Accumulated deficit	(109,646)	(93,893)

Total shareholders' equity	202,871	216,812

	$347,139	$350,296

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	February 4,	January 31,	February 4,	January 31,
	2006	2005	2006	2005
Net sales	$209,370	$174,621	$691,851	$623,634
Cost of sales	135,905	117,235	452,907	419,538

Gross profit	73,465	57,386	238,944	204,096

Operating expense:
Distribution and selling	60,121	53,089	212,369	203,159
General and administrative	6,609	5,201	24,864	20,552
Depreciation and amortization	5,459	5,086	20,569	18,920
Asset impairments	—	1,900	—	1,900
Employee termination costs	-	638	82	3,836
Gain on sale of television station	(294)	-	(294)	-

Total operating expense	71,895	65,914	257,590	248,367

Operating income (loss)	1,570	(8,528)	(18,646)	(44,271)

Other income:
Other expense	(3)	—	(4)	(50)
Interest income	926	611	3,048	1,627

Total other income	923	611	3,044	1,577

Income (loss) from continuing operations before income taxes	2,493	(7,917)	(15,602)	(42,694)
Equity in income of affiliates	987	-	1,383	-
Income tax benefit (provision)	(51)	(25)	762	(25)

Income (loss) from continuing operations	3,429	(7,942)	(13,457)	(42,719)
Discontinued operations:
Income (loss) from discontinued FanBuzz operations, net of tax	-	697	(2,296)	(14,882)

Net income (loss)	3,429	(7,245)	(15,753)	(57,601)
Accretion of redeemable preferred stock	(72)	(72)	(287)	(285)

Net income (loss) available to common shareholders	$3,357	$(7,317)	$(16,040)	$(57,886)

Net income (loss) per common share:
Continuing operations	$0.09	$(0.22)	$(0.37)	$(1.17)
Discontinued operations	—	0.02	(0.06)	(0.40)

Net income (loss)	$0.09	$(0.20)	$(0.43)	$(1.57)

Net income (loss) per common share —assuming dilution:
Continuing operations	$0.08	$(0.22)	$(0.37)	$(1.17)
Discontinued operations	—	0.02	(0.06)	(0.40)

Net income (loss)	$0.08	$(0.20)	$(0.43)	$(1.57)

Weighted average number of common shares outstanding:
Basic	37,427,009	36,939,488	37,181,717	36,815,044

Diluted	43,077,577	36,939,488	37,181,717	36,815,044

Reconciliation of EBITDA to net income (loss):

	Fourth Quarter	Fourth Quarter	Twelve Month Period Ended	Twelve Month Period Ended
	4-Feb-06	31-Jan-05	4-Feb-06	31-Jan-05
EBITDA (as defined) (000’s) (a)	$8,013	$(3,442)	$3,302	$(25,401)

A reconciliation of EBITDA to net income (loss) is as follows:
EBITDA, as presented	$8,013	$(3,442)	$3,302	$(25,401)
Adjustments:
Depreciation and amortization	(5,459)	(5,086)	(20,569)	(18,920)
Interest income	926	611	3,048	1,627
Income taxes	(51)	(25)	762	(25)
Discontinued operations of FanBuzz	—	697	(2,296)	(14,882)

Net income (loss)	$3,429	$(7,245)	$(15,753)	$(57,601)

Fiscal 2006 Outlook
A reconciliation of EBITDA to forecasted net loss is as follows: (b)
EBITDA, as forecasted	$12,000
Less:
Depreciation and amortization, as forecasted	(22,650)
Stock option expense, as forecasted	(2,000)
Interest income, as forecasted	2,800
Income taxes, as forecasted	(50)

Net loss, as forecasted	$(9,900)

(a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.

(b) Beginning in fiscal 2006, the definition of EBITDA will be revised to also exclude the non cash charge for the new accounting standard requiring the expensing of employee stock options. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q4			YTD
	For the three months ending			For the twelve months ending
	2/4/2006	1/31/2005	%	2/4/2006	1/31/2005	%

Program Distribution

Cable FTEs	37,851	36,746	3%	37,822	36,351	4%
Satellite FTEs	24,824	22,499	10%	24,088	21,312	13%

Total FTEs (Average 000s)	62,675	59,245	6%	61,910	57,663	7%

Net Sales per FTE (Annualized)	$13.08	$11.58	13%	$10.99	$10.66	3%

Active Customers - 12 month rolling	n/a	n/a		803,607	754,198

% New Customers - 12 month rolling	n/a	n/a		56%	57%

% Retained - 12 month rolling	n/a	n/a		44%	43%

Customer Penetration - 12 month rolling	n/a	n/a		1.3%	1.3%

Product Mix

Jewelry	54%	55%		54%	61%
Apparel, Health & Beauty	11%	11%		10%	8%
Home & All Other	35%	34%		36%	31%

Shipped Units (000s)	1,474	1,348	9%	4,942	5,004	-1%

Average Price Point — shipped units	$198	$182	9%	$196	$179	9%

*Includes ShopNBC TV and ShopNBC.com only.